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Exhibit 23.1
INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in (i) Registration Statement No. 33-44357 on Form S-8 for The Harper Group Profit Sharing and Tax Shelter Investment Plan; (ii) Registration Statement No. 33-35272 on Form S-8 for The Harper Group, Inc. 1978 Stock Option Plan, 1982 Stock Option Plan and 1990 Stock Option Plan; and (iii) Registration Statement No. 33-53557 on Form S-8 for the Harper Group, Inc. 1994 Omnibus Equity Incentive Plan of our report dated March 8, 1996 incorporated by reference in The Harper Group, Inc. Annual Report on Form 10-K for the year ended December 31, 1995.

/S/ DELOITTE & TOUCHE LLP
San Francisco, California
March 25, 1996